PRESS RELEASE

SOURCE: First Trust Advisors L.P.

First Trust Announces Appointment of New Trustee for Funds

WHEATON, IL – (BUSINESS WIRE) – September 11, 2023 – The exchange-traded funds, closed-end funds, mutual funds and variable insurance funds (collectively, the “Funds”) advised by First Trust Advisors L.P. (“FTA”) announced the appointment of Ms. Bronwyn Wright as a Trustee of certain of the Funds, effective September 10, 2023. Ms. Wright has been appointed as a Trustee of all Funds except the exchange-traded funds included in the First Trust Exchange-Traded Fund and the First Trust Dynamic Europe Equity Income Fund, a closed-end fund.

Ms. Wright has acted as an independent director to a number of Irish collective investment funds since 2009. Ms. Wright is a former Managing Director of Citibank Europe plc and Head of Securities and Fund Services for Citi Ireland. In these positions, she was responsible for the management and strategic direction of Citi Ireland’s securities and fund services business which included funds, custody, security finance/lending and global agency and trust. She also had responsibility for leading, managing and growing the Trustee, Custodian and Depositary business in Ireland, the United Kingdom, Luxembourg, Jersey and Cayman.

The appointment is applicable to all exchange-traded funds, mutual funds and variable insurance funds included in the following trusts: First Trust Series Fund, First Trust Variable Insurance Trust, First Trust Exchange-Traded Fund II, First Trust Exchange-Traded Fund III, First Trust Exchange-Traded Fund IV, First Trust Exchange-Traded Fund V, First Trust Exchange-Traded Fund VI, First Trust Exchange-Traded Fund VII, First Trust Exchange-Traded Fund VIII, First Trust Exchange-Traded AlphaDEX® Fund and First Trust Exchange-Traded AlphaDEX® Fund II.

In connection with the closed-end funds advised by FTA, Ms. Wright has been appointed as a Class III Trustee of the First Trust Senior Floating Rate Income Fund II, Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/abrdn Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust High Income Long/Short Fund, First Trust Energy Infrastructure Fund, First Trust MLP and Energy Income Fund, First Trust Intermediate

Duration Preferred & Income Fund, First Trust New Opportunities MLP & Energy Fund and First Trust High Yield Opportunities 2027 Term Fund.

Ms. Wright has also been appointed as a member of the Audit Committee, the Valuation Committee and the Nominating and Governance Committee for each of the applicable Funds.

FTA is a federally registered investment advisor and serves as the Funds’ investment advisor. FTA and its affiliate, First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $202 billion as of August 31, 2023 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds, variable insurance funds and separately managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Contact:

First Trust Advisors L.P.

Inquiries           James Dykas    630-517-7665